Exhibit 3.37

STATE OF ARIZONA

ACC/FAX

DATE FILED May 3, 2002

DATE APPR 5-3-2002

ARTICLES OF AMENDMENT AND RESTATMENT

OF

PHOENIX FUEL CO., INC.

Pursuant to the provisions of A.R.S. §§ 10-1006 and 10-1007, Phoenix Fuel Co., Inc. an Arizona Corporation, hereby adopts the following Amended and Restated Articles of Incorporation and certifies as follows:

FIRST: The name of the corporation is Phoenix Fuel Co., Inc.

SECOND: The Articles of Incorporation are amended and restated as set forth in Exhibit “A” attached hereto and incorporated herein by this reference.

THIRD: The Amended and Restated Articles of Incorporation contain an amendment to the Articles of Incorporation requiring shareholder approval.

FOURTH: The Amended and Restated Articles of Incorporation were adopted by the shareholder and the board of directors of the corporation on May 1, 2002, in the manner prescribed by the Arizona General Corporation Law.

FIFTH: As of the date of adopting the amendment, there were 560 shares of common stock outstanding and entitled to vote. All shares of common stock entitled to vote voted to approve the amendment, which was a sufficient number to approve the amendment.

SIXTH: The Amended and Restated Articles of Incorporation remove any reference to par value for shares of the corporation.

SEVENTH: The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto in their entirety.

DATED: May 1, 2002.

Phoenix Fuel Co., Inc.,
an Arizona corporation

By:	/s/ Gary R. Dalke
Gary R. Dalke, Vice President

Exhibit “A”

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PHOENIX FUEL CO., INC.

I. NAME

The name of the corporation is Phoenix Fuel Co., Inc.

II. AUTHORIZED CAPITAL

The corporation shall have authority to issue 5,000 shares of Common Stock.

III. PURPOSE AND INITIAL BUSINESS

The corporation is organized for the purpose of transacting all lawful business for which corporations may be organized under the laws of the State of Arizona, as amended from time to time. The corporation initially intended to conduct in the State of Arizona the business of buying, selling, marketing, transporting and otherwise dealing in petroleum products.

IV. CURRENT BOARD OF DIRECTORS

The current Board of Directors consists of three members, who shall serve as directors until their successors are elected and qualified, and whose names and address are as follows:

Kim H. Bullerdick

Mark B. Cox

Gary R. Dalke

23733 N. Scottsdale Rd.

Scottsdale, AZ 85255

V. STATUTORY AGENT

CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012 is the statutory agent for the corporation for the State of Arizona.

VI. KNOWN PLACE OF BUSINESS

The street address of the corporation’s known place of business is 2343 North 27th Avenue Phoenix, Arizona 85009.

VII. ELIMINATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the Arizona Revised Statutes as the same exist or may be hereafter amended, no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or failure to act of a director of the corporation occurring prior to such repeal, amendment or modification

VIII. INDEMNIFICATION

To the fullest extent permitted by the Arizona Revised Statutes as the same exist or may be hereafter amended, the corporation shall indemnify and advance expenses to any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer or director of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. The foregoing indemnification and advancement of expenses shall be mandatory in all circumstances in which the same are permitted by law. No repeal amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any matter giving rise to indemnification and advancement of expenses occurring prior to such repeal, amendment or modification.

AZ CORPORATION COMMISSION

FILED

AUG 31 2007

FILE NO. 00441593

ARTICLES OF AMENDMENT

Pursuant to A.R.S. § 10-1005 and § 10-1006

1.	The name of the corporation is:

Phoenix Fuel Co., Inc.

2.	Attached hereto as Exhibit A is the text of each .amendment adopted.

3.	x	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	☐	The amendment does provide for an exchange, reclassification or cancellation of issued shares.
(Please check either “A” or “B” below.)

	A.	Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

	B.	Exhibit A does not contain provisions for Implementing the exchange, reclassification or cancellation of issued shares provided for therein. Such actions will be implemented as follows:

5.	The amendment was adopted the 30th day of August, 2007.

6.	x	The amendment was adopted by the (choose one):

	A. ☐	Incorporators
(without shareholder action and either shareholder action was not required or no shares have been issued).

	B. ☐	Board of Directors
(without shareholder action and either shareholder action was not required or no shares have been issued).

	C. x	Shareholders

There is (are) one voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

Arizona Corporation Commission
Corporations Division

The voting group consisting of 560 outstanding shares of common [class or series] stock is entitled to 560 votes. There were 560 votes present at the meeting. The voting group cast 560 votes for and -0- votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS § 10-120F requires that changes to corporation(s) be executed by The Chairman of the Board of Director or by an officer of the corporation.

Dated this 30th day of August , 2007

Signature: /s/ Scott Weaver

Title: Chief Administrative Officer

Printed Name: Scott Weaver

Arizona Corporation Commission
Corporations Division

EXHIBIT A

The name of the Corporation is changed to Western Refining Wholesale, Inc.

Article 1 of the Amended and Restated Articles of Incorporation of the Corporation is deleted in its entirety and the following is substituted in place thereof:

“I,

Name

The name of the corporation is Western Refining Wholesale, Inc.”

Arizona Corporation Commission
Corporations Division